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                                                                   EXHIBIT 10(s)


                              UNITRODE CORPORATION



                                  July 25, 1999



Mr. John L. Kokulis
18 Blackthorn Road
Shrewsbury, MA  01545

                  Re:      Employment
                           ----------

Dear Mr. Kokulis:


     By letter dated February 15, 1999 from Unitrode Corporation ("Corporation") to you ("Retention Letter"), the Corporation has agreed to provide you with certain benefits in the event your employment is terminated either by the Corporation or a successor without "Cause" or by you for "Good Reason" following a "change in control" of the Corporation (as each such term is defined in the Retention Letter). The Corporation is entering into that certain Agreement and Plan of Merger, dated as of the date hereof, among the Corporation, Texas Instruments Incorporated ("TI") and Unicorn Acquisition Corp. (the "Merger Agreement") pursuant to which the Corporation will be acquired by TI (the "Acquisition"). This letter (this "Amendment") shall amend the Retention Letter effective as of the Closing Date (as defined in the Merger Agreement). This Amendment shall be null and void if the Acquisition is not consummated.


     1. Continued Employment. From the Closing Date until the first anniversary thereof, you will be employed by the Corporation or TI. As may be reasonably requested by TI, you will perform transition services for up to the first six
(6) months following the Acquisition (the "Transition Period") and thereafter perform other services, in each case consistent with your position with the Corporation prior to the Acquisition. You shall initially report directly to Robert Richardson. You shall not be obligated to maintain office hours except as may be reasonably requested by TI during the Transition Period. You may obtain other full-time employment following the Transition Period. Your

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Mr. John L. Kokulis
July 25, 1999
Page 2



services following the Transition Period may be rendered at times and in a manner reasonably convenient to you.

     2. Acknowledgement of Good Reason. The Corporation acknowledges that you have Good Reason by reason of the change in the status of your responsibilities after the Acquisition. However, in consideration of the terms of this Amendment, you have agreed not to resign your employment with the Corporation and/or TI for Good Reason until the first anniversary of the Closing Date.

     3. Compensation. You shall be paid during your employment with the Corporation or TI after the Acquisition your base salary at a rate of $18,333.33 per month and you shall continue to receive employee benefits (as in effect from time to time for employees of the Corporation). You shall not be eligible for any bonuses. In addition, if TI requires you to maintain substantially full-time office hours beyond the first three months of the Transition Period, you shall receive, as a retention bonus, an additional amount equal to your base salary rate with respect to such portion of the Transition Period so worked.

     4. Special Payment. Subject to the other terms approved by the Board of Directors of the Corporation, as an inducement for you to enter into this Amendment and in consideration of both your continued employment until the first anniversary of the Closing Date (notwithstanding the existence of Good Reason following the Closing Date), and your agreement to the competition restrictions set forth in Section 9 hereof, and in recognition of the fact that (a) your services and expertise are essential to the success of the business combination and (b) your continued employment hereunder may preclude your pursuit of certain other employment opportunities (including opportunities which might otherwise have allowed you to earn incentive bonuses and equity awards), the Corporation shall pay to you a special payment (the "Special Payment") in the amount of $500,000. The Special Payment shall be paid to you during the first six (6) months following the Acquisition in equal monthly installments.

     5. Employee Policies. You shall be entitled to and shall abide by all applicable employment and personnel policies in effect from time to time.

     6. Resignation. You shall resign your employment with TI and the Corporation for Good Reason on the first anniversary of the Closing Date. Immediately upon such resignation, you shall be paid $220,000, plus any unpaid retention bonus and salary for the period from the Acquisition to the first anniversary of the Closing Date (as defined in the Merger Agreement); provided, however, that to the extent you otherwise would be entitled to any further amount relating to annual bonus in accordance with the terms of Section 4(iii)(b) of the Retention Letter (without giving effect to the amendments effected hereby), the foregoing payment shall be increased to reflect such entitlement. You shall

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Mr. John L. Kokulis
July 25, 1999
Page 3


also remain entitled to all of the benefits provided in the Retention Letter (as amended hereby) including, without limitation, Sections 4(iii)(d) and 4(iv) thereof.

     7. Amendment to Severance Agreement. Section 4 of the Retention Letter is hereby amended as follows:

     a. Subsections 4(iii)(b) and (f) are stricken in their entirety; provided, however, that the payments provided in Sections 6 and 7 hereof shall be treated as Severance Payments (as such term is defined in the Retention Letter).

     b. Subsection 4(iii)(c) is stricken and replaced by the following provision:

               "in lieu of shares of common stock of TI ("Common Shares") issuable upon exercise of outstanding options ("Options"), and stock appreciation rights ("SARs"), if any, granted to you under the 1972 Stock Option Plan or 1983 Stock Option Plan, or any successor plans (which Options shall be cancelled upon the making of the payment referred to below), TI shall pay to you, at the time of your termination of employment, the number of shares of common stock of TI (rounded up to the nearest whole share) having a fair market value (as defined below) on the date of or nearest before your termination of employment equal to the product of (1) the excess of the greater of
          (x) the fair market value of the common stock of TI on the date of or on the date nearest before your termination of employment and (y) the fair market value of the common stock of TI on the Closing Date (as defined in the Merger Agreement), over the per share exercise price of each Option (as exchanged and adjusted pursuant to the Merger Agreement) held by you (whether or not then fully exercisable), and
          (2) the number of shares of common stock of TI covered by each such Option (as exchanged and adjusted pursuant to the Merger Agreement). Additionally, any restrictions on transfer on any restricted stock held by you pursuant to the Corporation's 1979 and 1984 Restricted Stock and Cash Bonus Plan shall be removed, such stock shall be delivered to you, and the Corporation shall pay to you such cash bonus as you shall be entitled to pursuant to the said plans upon delivery of the stock. For the purposes of this Section 4(iii)(c), "fair market value" means the closing price on the applicable date of one share of common stock of TI (rounded to the nearest thousandth) on the New York Stock Exchange (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source);".

     c. Subsection 4(iii)(e) is amended by replacing the words "twenty-four
(24)" with "twelve (12)" wherever they appear in such subsection.


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Mr. John L. Kokulis
July 25, 1999
Page 4


     8. Other Termination. In the event of your termination of employment for any reason other than your resignation prior to the first anniversary of the Closing Date (as defined in the Merger Agreement), such termination shall be treated as a resignation for Good Reason and you shall be entitled to the payments provided for in Sections 6 and 7 hereof; provided, however, that if the period of your employment hereunder is less than twelve (12) months following the Acquisition, you shall receive an additional $18,333.33 for each full calendar month remaining in such twelve-month period. You shall also remain entitled to all of the benefits provided in the Retention Letter (as amended hereby) including, without limitation, Sections 4(iii)(d) and 4(iv) thereof.

     9. Competitive Activities. You agree that for a period of one (1) year from the termination of your employment with the Corporation or TI, you will not (i) perform services, as an employee, consultant or otherwise, for any competitor of the Corporation or its subsidiaries for the purpose of assisting such competitor in efforts intended to be competitive with those products described in the Corporation's FY 2000 AOP/LRP planning documents, or (ii) hire, solicit for hire or assist any person to hire or solicit for hire any employee of TI, the Corporation or their subsidiaries without the consent of TI.

     This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. This Agreement shall be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Corporation or any successor to the Corporation may assign its rights under this Agreement to any corporation which owns all of the outstanding equity of the Corporation or any successor thereto.

     If the foregoing accurately reflects our mutual understanding, please sign and return the enclosed copy of this letter, as evidence of our agreement.

                                            Very truly yours,

                                            UNITRODE CORPORATION



                                            By: /s/ ROBERT J. RICHARDSON
                                                --------------------------------
                                                Robert J. Richardson
                                                Chairman of the Board
                                                 and Chief Executive Officer


Agreed to this 25th day

of July, 1999.

/s/ JOHN L. KOKULIS
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John L. Kokulis